EXHIBIT 99

--------------------------------------------------------------------------------
THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ANDERSEN REPORT AND THAT THE
REPORT HAS NOT BEEN REISSUED BY ANDERSEN.
--------------------------------------------------------------------------------



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Oxy Vinyls, LP Pension and Retirement
  Plan Administrative Committee:


We have audited the accompanying statements of net assets available for plan benefits of the OXY VINYLS, LP SAVINGS PLAN (the "Plan") as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000. These financial statements and the supplemental schedules referred to below are the responsibility of the Plan administrator. Our responsibility is to express an opinion on these financial statements and supplemental schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000 and 1999, and the changes in its net assets available for plan benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

--------------------------------------------------------------------------------
THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ANDERSEN REPORT AND THAT THE
REPORT HAS NOT BEEN REISSUED BY ANDERSEN.
--------------------------------------------------------------------------------


Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules included in appendices I and II, as listed in the accompanying index, are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP


Los Angeles, California
June 22, 2001



--------------------------------------------------------------------------------
Arthur Andersen LLP has not issued a new consent to the incorporation of its report, dated June 22, 2001,a copy of which is included in this Form 11-K for the year ended December 31, 2001, into Registration Statement 333-79613. As a result, Andersen may not be among the persons having civil liability under
Section 11 of the Securities Act of 1933, as amended, if such Registration Statement is found to be false and misleading.
--------------------------------------------------------------------------------